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                                                                   EXHIBIT 10.15




September 29, 1997


Mr. Charles S. Smith
Acura Southwest
10455 Southwest Freeway
Houston, TX 77074-1101

Dear Mr. Smith:

By letter dated December 11, 1996 (the "Approval Letter") Nissan advised you that Nissan would approve the proposed restructuring of your dealership wherein Group 1 Automotive, Inc. ("Group 1"), which become a publicly held corporation, acquires all of the stock of Round Rock Nissan, Inc., Town North Nissan, Inc. and Courtesy Nissan, Inc. (collectively referred to as "Dealer"), subject to certain terms and conditions, including those set forth therein. This letter will confirm our recent discussions in which Nissan has agreed to modify certain of the terms and conditions for approval previously communicated to you as follows:

         1.      All references to Sterling Automotive Group, Inc. shall mean
                 Group 1.

         2. Paragraph 3 of the Approval Letter shall be amended to read in its entirety as follows:

                          "Charles M. Smith ("Smith") will be an officer of Dealer."

         3. Paragraph 4 of the Approval Letter shall be amended to read in its entirety as follows:

                          "Smith agrees that for a period of five years after the execution of the Nissan Dealer Sales and Service Agreements for the Dealers referenced above, which Nissan and Smith agree to use their best efforts to execute as soon as reasonably practicable, any transfer of his stock ownership in Group 1 which would decrease his stock ownership in Group 1, which will be 679,000 shares upon completion of the Group 1 acquisitions, to less than 169,750 shares, requires the prior written consent of Nissan."

         4. Paragraph 6 of the Approval Letter shall be amended to read in its entirety as follows:

                          "Nissan shall have the right to approve any ownership or voting rights of Group 1 of twenty percent (20%) or greater by any individual or entity; PROVIDED HOWEVER, that if Nissan determines that such individual or entity is unqualified to own a Nissan dealership, or has interests incomparable with Nissan, and such transfer is effected, Group 1 must, within ninety (90) days from the date of notification by Nissan of its determination, either; (a) transfer the assets of its Nissan dealerships to a third party acceptable to Nissan; or (b) voluntarily terminate its Nissan dealership agreements; or (c)
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                          demonstrate that such individual or entity in fact
                          owns less than 20% of the outstanding shares of Group 1."

         5. Paragraph 10 of the Approval Letter shall be amended to read in its entirety as follows:

                          "Any change in the Dealer Principal or Executive Manager of Dealer from that specified in the Agreement requires the prior written consent of Nissan, which shall not be unreasonably withheld, recognizing that some time may be required to find a replacement in the event of death, incapacity or termination and termination may require prompt action, and any change in the management of Dealer without such consent is void and grounds for termination."

         6. Paragraph 11 of the Approval Letter shall be amended to read in its entirety as follows:

                          "Site Control rights, including the Right of First Refusal on sale of dealership assets in the event of a transfer by dealer or a change of control Group 1 as referred to in paragraph 6 above, Right of First Refusal on the sale or lease of the dealership property and Exclusivity."

         7. Paragraph 13 of the Approval Letter shall be amended to read in its entirety as follows:

                          "Group 1 and Smith (in Smith's case up to a maximum of $350,000, and only in the event Group 1 is unable to satisfy its obligation) will hold harmless and indemnity Nissan from and against all losses, liabilities and claims relating to the public offering."

         Aside from the above modifications, the other terms and conditions for approval of your proposed restructuring remain as set forth in the Approval Letter.


Very truly yours,


NISSAN MOTORS CORPORATION U.S.A.



J.C. Fassino
Regional Vice President
South Central Region